Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.12.1

MASTER SERVICES AGREEMENT

- BMS COMMERCIAL-

For Services related to Metreleptin

This Master Services Agreement (this “Agreement”) is entered into on December 6, 2013 (the “Effective Date”) by and between BRISTOL-MYERS SQUIBB COMPANY, having an address at Route 206 and Province Line Road, Princeton, New Jersey 08543 (“BMS”) and Accredo Health Group, Inc. having an address at 6272 Lee Vista Boulevard, Orlando, FL 32822 and its Affiliates (“Service Provider”).

The parties agree as follows:

1	Services

1.1	Service Provider agrees to perform services as described in one or more statements of work (“SOW”) that reference this Agreement (the “Services”). Services shall not include standard services as described in Section 9.1(c).

1.2	BMS is entering into this Agreement for itself and for the benefit of its Affiliates. Services may be provided by an Affiliate of Service Provider provided Service Provider and the Affiliate are jointly and severally liable for performance hereunder. In the event of a conflict between this Agreement and a SOW, the terms of this Agreement shall prevail.

1.3	Service Provider represents and warrants that Service Provider shall not perform any Services under this Agreement or any SOW related to or involving:

1.3 (a)	the advertising or promotion or communication to any third party about any of BMS’ product (including any Collaboration Products, as defined in Section 11.1 of this Agreement) (collectively, “Products”) unless such communication is in strict compliance with the terms of this Agreement.

1.3 (b)	public relations related activities, including but not limited to the communication of information to third parties and/or the public about BMS.

1.3 (c)	lobbying related activities.

1.3 (d)	primary or secondary market research or competitive intelligence.

1.3 (e)	health and/or economic outcomes research.

1.3 (f)	the licensing of: data, information, materials or any other intellectual property that would be subject to the rights of a licensor – including where Service Provider is the licensor unless such Service is in strict compliance with the Additional Terms and Conditions For Data License And Analytics And Related Services, attached and incorporated herein by reference the provision of information technology related services, such as software maintenance, installation, configuration, upgrades or development; and/or the licensing of: software, software-as-a-service that would be subject to the rights of a licensor – including where Service Provider is the licensor.

1.3 (g)	the provision of recruitment or employment related services.

1.3 (h)	the provision of any leased worker to BMS including but not limited to a contracted sales organization,

1.3 (i)	the provision of human resource/employee related training services to BMS personnel or third parties; and/or the licensing of: training modules that would be subject to the rights of a licensor – including where Service Provider is the licensor.

1.3 (j)	the delivery, storage, shipment, sale or handling of any Products or any packaging, information, materials or equipment related to or used in conjunction with any Products.

1.3 (k)	the reimbursement support, co-pay assistance, coupon, discount, rebate, voucher or any other pricing related activity of any Products – unless such Service is in strict compliance with the Additional Terms and Conditions For Benefits Investigation and Reimbursement Support Services, attached and incorporated herein by reference.

1.3 (I)	patient assistance programs or related activities.

1.3 (m)	medical and/or scientific content creation or advice related thereto.

1.3 (n)	the provision of medical, nursing, or other healthcare services to patients intended to diagnose, treat or prevent any disease or condition. Notwithstanding the foregoing, nurses and pharmacists meeting the requirements under Section 9.1(f) of this Agreement may deliver specified BMS Product compliance and education-related information, in strict compliance with all of the terms and conditions of this Agreement, each applicable SOW, and all instructions of BMS.

1.3 (o)	management, administrative and/or editorial or technical assistance with a scientific publication or publication planning.

1.3 (p)	compliance, persistency, adherence or related services concerning a BMS Product – unless such Service is in strict compliance with the Additional Terms and Conditions For Compliance, Persistency and Adherence Program Services, attached and incorporated herein by reference.

1.3 (q)	transporting, distributing or dispensing a BMS Product.

1.4	Service Provider agrees:

1.4 (a)	that it shall not perform any of the services prohibited under Section 1.3 of this Agreement, unless they are described in an Additional Terms and Conditions attachment to this Agreement. Any such Additional Terms and Conditions Attachment must be either incorporated into this Agreement at execution, or incorporated via written amendment to this Agreement executed by both parties; and

1.4 (b)	that performance of an SOW by Service Provider of any services prohibited by Section 1.3 of this Agreement (without an Additional Terms and Conditions attachment) is a material breach of this Agreement, notwithstanding execution of, performance by, or other consent to the SOW by BMS; and

1.4 (c)	that BMS has no obligation to pay for any Services rendered under such an SOW entered (without an effective Additional Terms and Conditions attachment).

1.5	This Agreement does not create any exclusive relationship between the parties.

1.6	Services shall be deemed acceptably performed unless BMS promptly notifies Service Provider of an alleged violation of Service Provider’s obligations under this Agreement or under the specific performance standards or acceptance criteria defined in a SOW.

1.7	BMS issues service orders for accrual and internal controls purposes, which allows Service Provider to submit invoices to BMS. These service orders:

1.7 (a)	shall not exceed the value of any SOW; and

1.7 (b)	Service Provider shall not invoice BMS for Services in excess of the service order.

Any terms and conditions contained in or with the purchase order are null and void.

Compensation

2.1	In consideration of the Services, BMS will pay the fees to Service Provider as described in the applicable SOW (the “Compensation”).

2.2	All income related taxes on Compensation shall be the responsibility of Service Provider and not of BMS.

2.3	The Compensation intends to comply with the Federal Anti-Kickback Statute and its implementing regulations; and is fair market value, negotiated at arm’s length.

2.4	The Compensation has not been determined in a manner that takes into account the volume or value of any referrals of business otherwise generated or that may be generated between the parties for which payment may be made in whole or in part under any federal health care program.

2.5	Compensation is not overtly or covertly, directly or indirectly, a rebate or discount on the purchase of BMS Product(s).

2.6	Service Provider acknowledges that BMS is subject to applicable law related to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals, which includes, without limitation, the Affordable Care Act of 2010 and its implementing regulations (collectively, ‘Transparency Laws”). To comply with Transparency Laws, BMS may disclose for any lawful purpose, within its sole discretion, the terms of this Agreement, including without limitation, the compensation (including fees and expenses) payable or paid hereunder, or any other transfers of value made pursuant to this Agreement if required by applicable Transparency Laws. BMS reserves the right to identify in its disclosures any Service Provider personnel that is a health care provider (“HCP”) as BMS reasonably believes is required to satisfy its obligations under Transparency Laws. This identifying information will include, without limitation, names, NPI, licensure number(s), specialty and addresses. Service Provider acknowledges and agrees on behalf of itself and such Service Provider Personnel to these disclosures. Service Provider shall, and shall ensure that its Personnel, reasonably cooperate with BMS in meeting its obligations under Transparency Laws.

2.7	Reimbursable Expenses

2.7 (a)	BMS will reimburse Service Provider for all reasonable and necessary business and travel expenses and pass-through costs actually incurred by Service

Provider in the course of performing Services at cost without mark-up (“Reimbursable Expenses”).

2.7 (b)	Service Provider will adhere to BMS’ policy and procedure regarding travel, expenses and meetings (“BMS Travel Policy”) attached hereto as Attachment 3. BMS may update the “BMS Travel Policy” prospectively by providing written notice to Service Provider.

2.7 (c)	Service Provider agrees to invoice BMS for Reimbursable Expenses, which invoice will be accompanied by any supporting documentation (e.g. receipts) required by BMS Travel Policy.

2.7 (d)	BMS will have no obligation to reimburse Service Provider for any Reimbursable Expenses unless and until all documentation required by this Agreement and the BMS Travel Policy is received from Service Provider.

3	Payment

3.1	Subject to the terms and conditions of this Agreement, BMS will pay Service Provider for Services actually performed within [***] from receipt of invoices submitted by Service Provider to BMS through Web Electronic Data Interchange (“EDI”) or as otherwise instructed by BMS in writing. Service Provider agrees to establish EDI through XIGN, including but not limited to paying any applicable fee, and supplying banking information in order to establish the payment method. Service Provider shall invoice BMS for any applicable fees paid to XIGN for reimbursement on a monthly basis.

3.2	In the event of any good faith invoice-related dispute, BMS agrees to pay the undisputed portion in accordance with this section.

4	Term

4.1	This Agreement shall commence on the Effective Date and expires 3 years thereafter, unless terminated earlier in accordance with Section 5 below.

5	Termination

5.1	This Agreement is made in good faith based on the assumption that early termination shall not be required. Notwithstanding the foregoing, early termination shall be permissible as follows:

(a)	By BMS with [***] written notice for any reason. By Service Provider with [***] written notice for any reason.

(b)	By either Party with [***] written notice detailing a material breach, if the breaching Party fails to cure the breach within [***] of the date of the notice.

(c)	Immediately upon notification or at any time thereafter, either Party may terminate this Agreement in the event that:

(i)	the other Party shall file any petition under any bankruptcy, reorganization, insolvency or moratorium laws, or any other law or laws for the relief of or in relation to the relief of debtors;

(ii)	there shall be filed against the other Party any involuntary petition under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the party which has not been dismissed or terminated within [***] of the date of such filing or appointment;
(iii)	the other Party shall make a general assignment for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature;
(iv)	the other party shall institute any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or
(iv)	the other party’s financial condition shall become such as to endanger completion of its performance in accordance with the terms and conditions of this Agreement.

(d)	Immediately upon notification or at any time thereafter, by either Party if the terms of this Agreement are determined by either Party’s legal counsel, in good faith to be inconsistent with any applicable law. Such termination shall apply only to that portion of the Agreement for which Services are inconsistent with any applicable law.

(e)	Upon termination of the Agreement or SOW, BMS shall be obligated to pay for all Services performed and Reimbursable Expenses incurred or that are non-cancellable as of the termination date.

6	Independent Contractor Relationship

6.1	All Services shall be rendered by Service Provider as an independent contractor. Nothing contained in this Agreement shall be construed to place the parties or their personnel in the relationship of employer and employee, partners, principal and agent, joint venturers or as an insurer or a representative of the other party to this Agreement. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

6.2	Service Provider and any person performing Services:

6.2 (a)	will not be eligible to participate in or receive any benefits or have any rights as an employee of BMS; and

6.2 (b)	will not be covered by any BMS liability insurance policies unless otherwise contained herein.

7	Confidentiality

7.1	Definitions.

7.1 (a)	“Affiliate(s)” means a business entity which directly or indirectly Controls, is under the Control of or under common Control with the party by a common parent company.

7.1 (b)	“Control” means the possession, directly or indirectly, of the power to direct the management of a business entity, whether through ownership of voting securities or otherwise.

7.1 (c)	“Disclosing Party” means a party that discloses Confidential Information to the Receiving Party under this Agreement.

7.1 (d)	“Receiving Party” means a party that receives Confidential Information from the Disclosing Party under this Agreement.

7.1 (e)	“Confidential Information” means Disclosing Party’s, Collaboration Partner’s (as defined in this Agreement) or their respective Affiliates’ owned or controlled information including but not limited to clinical data and research results, technical and non-technical data, formulae, ideas, know-how, materials, methods, operational information, patent applications, plans, procedures, pre-clinical data and results, processes, product information, projections, specifications, standards, strategies, technical information, techniques, trade secrets, tools, or other clinical, technical or business information of Disclosing Party, whether written, graphic, oral, visual, tangible or intangible, in any form or format (including machine or computer readable code), samples or specimens furnished directly or indirectly, There is no obligation to mark or otherwise identify information, nor reduce to writing any orally disclosed or information.

7.1 (f)	Confidential Information does not include information to the extent that:

7.1 (f) (i)	it is now in the public domain or subsequently enters the public domain through no breach of this Agreement;

7.1 (f) (ii)	the Receiving Party lawfully receives it from any third party without restriction as to use or confidentiality as shown by written or other tangible evidence; or

7.1 (f) (iii)	it is independently developed by or for the Receiving Party by persons without access to the Confidential Information.

7.1 (f) (iv)	it is already known by the Receiving Party at the time of its disclosure as shown by written or other tangible evidence.

7.2	Required Disclosures. If Receiving Party receives a subpoena or other validly issued administrative or judicial process, order or government process demanding Confidential Information (“Subpoena”), Receiving Party will (a) promptly inform the party or entity issuing such Subpoena of the existence of this Agreement; (b) unless prohibited by law, promptly notify the Disclosing Party of the disclosure requirement (which will include a copy of any applicable Subpoena or documentation); (c) unless prohibited by law, afford the Disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for the required disclosure; and (d) not oppose any effort by the Disclosing Party to quash any such Subpoena. If the Disclosing Party fails to intervene after being given notice and a reasonable opportunity to do so, or if such motion is denied by a court of competent jurisdiction, the Receiving Party will disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose, in the opinion of legal counsel. In the event that any Confidential Information is ordered produced in an action or proceeding, it will not lose its confidential status through such production, and Receiving Party will take all reasonable and necessary steps to protect its confidentiality.

7.3	Return of Confidential Information. Upon the termination or expiration of this Agreement, or at any other time upon the written request of Disclosing Party, Receiving Party will promptly return to Disclosing Party or at Disclosing Party’s request, destroy all Confidential Information in Receiving Party’s possession or control, together with all copies, summaries and analyses, regardless of the format in which the information exists or is stored. In case of destruction, Receiving Party will promptly send a written certification that destruction has been accomplished to the Disclosing Party. However, Receiving Party is entitled to retain one copy of Confidential Information for the sole purpose of determining its obligations under law or this Agreement. With regard to Confidential Information stored electronically on backup tapes, servers or other electronic media, the parties agree to make commercially reasonable efforts to destroy such Confidential Information without undue expense or business interruption; however Confidential Information so stored is subject to the obligations of confidentiality and non-use contained in this Agreement for as long as it is stored.

7.4	Permitted Disclosures. Receiving Party agrees that it will not disclose Confidential Information to any third-party without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to an agent performing services to the Receiving Party to the extent (a) such disclosure is related to the Services; and (b) the agent’s duties justify the need to know the Confidential Information; and (c) provided that such agent is under obligations of confidentiality and non-use at least as restrictive as those within this Agreement.

7.5	BMS may disclose the Confidential Information of Service Provider to any entity with which BMS co-develops, co-promotes or otherwise collaborates on certain unapproved or approved (by regulatory authorities) pharmaceutical and/or biological products (“Collaboration Partner”); to the extent (a) such disclosure is related to the Services; and (b) the Collaboration Partner’s duties justify the need to know the Confidential Information; and (c) provided that the Collaboration Partner is under obligations of confidentiality and non-use at least as restrictive as those within this Agreement.

7.6	Receiving Party will be liable for unauthorized disclosure of Confidential Information by its or its Affiliates’ officers, employees, agents or Collaboration Partner(s) (as the case may be).

7.7	Use of Confidential Information. Receiving Party shall use Confidential Information solely for the performance of Services. Without limiting the foregoing, Confidential Information shall not be (a) disclosed directly or indirectly by the Receiving Party to any financial, securities, or industry analyst, or to the media, except as authorized in writing by the Disclosing Party, or (b) used by Receiving Party in connection with purchase or sale of any securities.

7.8	Duration of Confidentiality. The obligations of confidentiality survive expiration or termination of this Agreement for 10 year(s).

8	Intellectual Property

8.1	Each party retains sole and exclusive ownership of any intellectual property already existing as of the Effective Date and of any derivative works of such intellectual property created after the Effective Date; provided that such derivative work (a) does not arise from the Confidential Information of the other party; and/or (b) is not created specifically for BMS by Service Provider.

8.2	Except as provided otherwise in this Agreement, all data, results, ideas, discoveries, inventions, reports and works of authorship, whether or not patentable or subject to copyright, which may be made, written, conceived or reduced to practice by Service Provider or any third-party, that does not arise from BMS’ Confidential Information and/or that is not created specifically for BMS by Service Provider (“Service Provider Intellectual Property”) will be owned solely by Service Provider.

8.3	Except as provided otherwise in this Agreement, all data, results, ideas, discoveries, inventions, reports and works of authorship, whether or not patentable or subject to copyright, which may be made, written, conceived or reduced to practice by Service Provider or by Service Provider together with BMS or any third-party, arising from BMS’ Confidential Information and/or that is created specifically for BMS by Service Provider (“BMS Intellectual Property”) will be owned solely by BMS.

8.4	All copyrightable works that are BMS Intellectual Property shall be considered “works made for hire” and shall be owned solely by BMS. All copyrightable works that are Service Provider Intellectual Property shall be considered “works made for hire” and shall be owned solely by Service Provider.

8.5	Service Provider represents and warrants that Service Provider has the right to use and sublicense, in connection with this Agreement, any materials that are owned by parties other than Service Provider (Third Party Materials”) and that are incorporated into the Services or any deliverables under this Agreement; and hereby sublicenses to BMS the right to use any such Third Party Materials in connection with the Services and deliverables only in a manner as expressly provided under this Agreement.

8.6	At BMS’ expense, Service Provider agrees to execute and have executed any applications, assignments, instruments or other documents, and perform such acts, as BMS may deem reasonably necessary or advisable to confirm and vest all rights, title and interests throughout the world to such BMS Intellectual Property in BMS, and to reasonably assist BMS in procuring, maintaining, enforcing and defending such BMS Intellectual Property throughout the world.

8.7	At Service Provider’s expense, BMS agrees to execute and have executed any applications, assignments, instruments or other documents, and perform such acts, as Service Provider may deem reasonably necessary or advisable to confirm and vest all rights, title and interests throughout the world to such Service Provider Intellectual Property in Service Provider, and to reasonably assist Service Provider in procuring, maintaining, enforcing and defending such Service Provider Intellectual Property throughout the world.

8.8	Nothing in the Agreement is intended to grant or create any right or license by one party to the other party with respect to any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by BMS, except as necessary to perform the Services.

9	Representations and Warranties

9.1	Service Provider represents and warrants on behalf of itself, its Affiliates and any person performing Services under this Agreement that:

9.1 (a)	Service Provider is a duly licensed specialty pharmacy.

9.1 (b)	All communications (oral, written, electronic) delivered as part of the Services shall strictly comply with approved Product’s labeling.

9.1 (c)	Services are incremental to the services that are typically performed for patients. Service Provider typically provides a wide array of specialty pharmacy services, any of which may require separate service fees and/or discount arrangements in order for Service Provider to provide. Standard services provided by Accredo Health Group for patients without receiving a fee from BMS or any pharmaceutical manufacturer include:

9.1 (c) (i)	Dispensing and shipping prescription drugs directly to patients or to patients’ designated healthcare professional (including cold-chain delivery, where applicable);

9.1 (c) (ii)	Providing general, publically available information about third-party access to medication (benefits investigation and reimbursement requirements);

9.1 (c) (iii)	Coordination of refills;

9.1 (c) (iv)	Twenty-four (24) hour access to qualified healthcare professionals (i.e., licensed pharmacist and/or nurse) to answer patient questions, seven (7) days a week; and

9.1 (c) (v)	Pharmacy Intake Services: prescription processing, basic benefits investigation, identification of payer Prior Authorization (“PA”) requirements and communication of such requirements to the healthcare providers (“HCPs”), and scheduling delivery of Product orders.

9.1 (d)	BMS Product shall be dispensed strictly in accordance with all BMS requirements and applicable law. BMS Product subject to a REMS, including elements to assure safe use, or other additional requirements, such as authorization, management, certification or other documentation, shall be dispensed strictly in accordance with such REMS or additional requirements.

9.1 (e)	Services shall only be performed for patients with a valid prescription for Product.

9.1 (f)	Services for which a nurse or pharmacist perform under this Agreement shall be performed only through qualified, trained and competent nurses and pharmacists. Each such nurse and pharmacist shall (i) possess a current and valid license, certification, or legal authorization, as applicable, in his/her applicable profession in each state in which he/she performs Services; (ii) have no prior practice related infractions or disciplinary history from any governing organization (e.g. state boards of nursing); and (iii) be and remain in good standing in the applicable state. Notwithstanding the above, BMS may, in its sole discretion, preclude any individual nurse and/or pharmacist from performing Services which are outbound in nature pursuant to this Agreement. By way of example, Services which are outbound in nature may include, but are not limited to: calling or sending any written form of communication to a patient or HCP, visiting a patient’s home to conduct injection training, etc. This 9.1(f) shall not apply to the standard services as outlined in section 9.1(c).

9.1 (g)	Services shall only be performed for patients whose prescription is within the FDA approved indication.

9.1 (h)	The clinical judgment of the patient’s treating physician (or other healthcare provider) shall not be undermined or otherwise usurped in the performance of Services.

9.1 (i)	Service Provider has the authority under law, including but not limited to the applicable board of pharmacy regulations to perform the Services.

9.1 (j)	Service Provider shall perform Services solely to patients to whom disclosure has been made that BMS is providing financial support for the Services if such disclosure is required by applicable law.

9.1 (k)	Service Provider will not implement any intervention, technique, counsel or encourage any patient or physician to use or prescribe BMS Product over any other product in its class.

9.1 (I)	Service Provider shall not offer to physicians (nor to any healthcare provider) any financial inducement to prescribe or switch patients to Product(s).

9.1 (m)	Service Provider shall not seek reimbursement from, or file any claim with, any third party (including but not limited to any government entity or program, any patient, or any third-party payor) with respect to the Services.

9.1 (n)	No person performing Services under this Agreement shall identify themselves as employees of BMS to any person or entity.

9.1 (o)	Service Provider performs similar services to the Services, for other pharmaceutical and biotechnology companies pursuant to written agreements, and all require compensation at fair-market value.

9.1 (p)	To the extent Service Provider uses software or information systems to create, modify, maintain, archive, retrieve or distribute electronic records or electronic signatures in connection with the Services, any such software or information system subject to 21 C.F.R. Part 11 (i) shall be maintained in a fully validated state; and (ii) shall comply with, through electronic and/or manual means (e.g., paper copies, personnel access controls), the standards contained 21 C.F.R. Part 11

9.1 (q)	Service Provider shall not purchase, for itself or any third-party, any Product under this Agreement.

9.1 (r)	In the course of performing Services, Service Provider shall (i) not communicate to any third-party information about BMS or any BMS product except to the extent such communication is consistent with the FDA-approved prescribing information, is balanced and complete (within the approved package insert), and presents all relevant information; (ii) not suggest that a BMS product is safer or more efficacious than the data in the product package insert demonstrates nor make comparative claims to other products that are not supported by the product package insert; and (iii) obtain BMS’ prior written approval of the content of any such communication.

9.1 (s)	Service Provider (i) has facilities, personnel, experience, expertise, certifications, rights, licenses, and membership in professional organization(s) necessary and sufficient in quality and quantity to perform the Services; and (ii) will devote commercially reasonable efforts to perform the Services ethically, promptly and diligently and commensurate with relevant professional standards.

9.1 (t)	Service Provider’s performance of this Agreement does not conflict with any obligations or duties that Service Provider may have to third parties.

9.1 (u)	Unless prohibited by applicable law, prior to performing any Services, any person providing Services (i) on site at BMS owned or controlled property on an average of 2 or more days per calendar week during the term of this Agreement; and/or (ii) with access to BMS computer networks and systems, BMS study database(s) or controlled substances must, at Service Provider’s expense, have passed a background check and drug screening test comparable to what BMS employees are subject, such requirements to be provided to Service Provider in advance.

9.1 (v)	Upon notice from BMS, Service Provider will replace any person performing Services which are outbound in nature, if BMS and Service Provider mutually agree that the performance of services by such person is unacceptable. Any costs associated with such replacement shall be borne by Service Provider. By way of example, Services which are outbound in nature may include, but are not limited to: calling or sending any written form of communication to a patient or HCP, visiting a patient’s home to conduct injection training, etc. This 9.1 (v) shall not apply to the standard services as outlined in section 9.1(c).

9.1 (w)	Service Provider will not subcontract any of the Services hereunder without BMS’ prior written consent, such consent shall not be unreasonably withheld or delayed. Service Provider is liable for acts and omissions of each subcontractor and each subcontractor is bound in writing by obligations at least as strict as those in this Agreement for all relevant purposes. Notwithstanding the foregoing, Service Provider may subcontract Services under this Agreement to an Affiliate without the prior consent of BMS.

9.1 (x)	With regard to personal data, Service Provider agrees to and will comply with the obligations set forth in Attachment – Personal Data.

9.1 (y)	Service Provider will comply with HIPAA and its implementing regulations, as applicable.

9.1 (z)	With regard to BMS’ audit rights, Service Provider agrees to and will comply with the obligations set forth in Attachment – Audit.

9.1 (aa)	With regard to Adverse Events identified in the course of performing Services, for clarity not during standard services as defined in 9.1(c), Service Provider shall report to BMS within one (1) business day of receiving information about an event that meets the following BMS’ definition of an “Adverse Event”: Any untoward medical occurrence in a product user or a patient/consumer administered a BMS product, whether or not a causal relationship is demonstrated. An Adverse Event can therefore be any unfavorable or unintended sign (for example, an abnormal laboratory finding), symptom, death, injury, or disease temporarily associated with a use of a product, whether or not considered related to the product. For the avoidance of doubt, BMS requires pregnancy, overdoses, lack of efficacy, medication errors, including potential medical errors and transmissions of infectious agents, to be reported as an Adverse Event. Service Provider agrees that no person shall perform Services unless such person has been trained, to BMS’ reasonable satisfaction, on pharmacovigilance and adverse event reporting. BMS understands that when Service Provider prices each SOW there are certain costs that must be considered and included within a fair market value price structure. BMS understands that these costs may relate to the work necessary for reporting Adverse Events to BMS under this section and may be included in the overall costs of the SOW.

9.1 (bb)	No person performing Services is debarred under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335(a) and as it may be amended from time to time (“GDEA”), in any capacity. Service Provider shall notify BMS promptly in the event any person so used becomes debarred under the GDEA during the term of this Agreement.

9.1 (cc)	Neither Service Provider nor any person performing Services is currently under any loss or restriction of any professional license, nor of any related certifications, rights, or privileges that is necessary or required for the performance of Services.

9.1 (dd)	Neither Service Provider nor any person performing Services is currently excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or non-procurement programs.

9.1 (ee)	Neither Service Provider nor any person performing Services has been convicted of or is currently under investigation for a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(b), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

9.1 (ff)	Neither Service Provider nor any person performing Services appears on either the Department of Human Health & Services/Office of Inspector General List of Excluded Individuals/Entities, found at http://exclusions.oig.hhs.gov/ or the General Services Administration’s List of Parties Excluded from Federal Programs, found at https://www.sam.qov/portal/public/SAM/

9.1 (gg)	Service Provider will, throughout the term of the Agreement and for a period of [***] from termination or expiration, maintain insurance coverage as identified in Attachment – Insurance; and agrees to provide to BMS a certificate evidencing such coverage upon request.

9.1 (hh)	In accordance with the best interests and objectives of BMS, including efficiency, cost-effectiveness, and compliant and lawful performance of the Services, Service Provider will coordinate and work with any supplier of goods or services to BMS that relates to the Services, whether or not Service Provider has any relationship with such supplier. If Service Provider’s relationship with such suppliers affects any of the terms or obligations of Service Provider herein, the Parties agree to amend the Agreement to reflect any such changes and, if necessary, modify the fees to ensure compliance with fair market value (“FMV”).

9.2	Both parties represent and warrant that:

9.2 (a)	Each will comply, to the extent applicable, with the Federal Anti-Kickback Statute, the Foreign Corrupt Practices Act, the Food Drug and Cosmetic Act, the Stark Act, the False Claims Act (and each of their implementing regulations), Affordable Care Act and any other applicable law, ordinance, rule, regulation and final or draft guidance document generally accepted as having the force of law in any country in which the Services are performed.

9.2 (b)	Nothing in this Agreement shall be construed and none of the terms are overtly or covertly, directly or indirectly, in exchange for, or to induce, the referrals of patients to BMS or to Service Provider.

9.2 (c)	Nothing prohibits Service Provider from also complying with its own standards, policies and procedures with regard to adverse events and product quality complaints.

9.2 (d)	Product Promotion. Service Provider will not promote BMS’s Products, but Service Provider will promote its own specialty pharmacy services to its customers in accordance with Service Provider’s standard business practices, which typically include (but are not necessarily limited to) informing its customers of pricing available for products distributed by Service Provider. Accordingly, Service Provider shall not distribute or generate any promotional material containing claims relating to the Product. Service Provider may, however, provide its customers with educational information concerning the Product but only those that are approved by BMS in advance and distributed in the manner as approved by BMS in advance without modification of any kind, nor oral or other messaging accompanying such material, unless approved by BMS in advance. BMS represents and warrants that any materials relating to the Product that it provides to Service Provider, and approved for distribution: (i) are compliant with all applicable law; and (ii) if required under applicable law, have received the appropriate regulatory approval(s) prior to use (e.g., FDA approval); and (iii) do not involve the counseling or promotion of any off-label use.
10	Use of Name
10.1	Neither party shall make, place or disseminate any advertising, public relations, press release, promotional material or any material of any kind or any public statement, using the name of the other party and/or an Affiliate or a Collaboration Partner or use their trademark(s), without the prior written approval of the other party.
11	Collaborations and Collaboration Products
11.1	BMS co-develops, co-promotes or otherwise collaborates on certain unapproved and approved (by regulatory authorities) pharmaceutical and/or biological products, (“Collaboration Products”) with Collaboration Partners pursuant to certain agreements (“Collaboration Agreement(s)”).
11.2	Service Provider agrees that with regard to Services related to a Collaboration Product, the rights and obligations of confidentiality and non-use; and the rights and obligations regarding intellectual property shall apply to both BMS and the applicable Collaboration Partner for the particular Collaboration Product only.
11.3	BMS represents and warrants that BMS shall assume all liability for the actions of Collaboration Partner as they relate to the obligations, warranties, representations, and duties contained in this Agreement.
11.4	Service Provider represents and warrants that no person performing Services related to a Collaboration Product will share any information regarding Collaboration Partner’s products, other than the Collaboration Product, with employees or agents of BMS.

11.5	Service Provider represents and warrants that no person performing Services related to a Collaboration Product will share any information regarding BMS’ products, other than the Collaboration Product, with employees or agents of the applicable Collaboration Partner.
11.6	Service Provider agrees that BMS may deliver this Agreement and any and all SOW(s) that relate to a Collaboration Product to the applicable Collaboration Partner only after securing a confidentiality agreement with Collaboration Partner with terms at least as stringent as the terms contained herein (which may satisfied through the Collaboration Agreement).
12	Indemnification and Limitation of Liability
12.1	Service Provider will indemnify, defend and hold harmless BMS, its Affiliates, and its and their officers, directors, employees, agents, and Collaboration Partners (“BMS Indemnitees”) from and against any loss, expense, cost (including reasonable attorneys’ fees), liability, damage, or claim by a third party (collectively, “Claims”) made against BMS Indemnitees to the extent arising in connection with Service Provider’s (including, without limitation, any of its or its Affiliates and its and their officers, directors, employees, agents or subcontractors): (a) negligence or willful misconduct; (b) infringement of any third party intellectual property; (c) breach of any representation or warranties made under this Agreement (d) employment related claims made by any employee of Service Provider (or any subcontractor).
12.2
BMS will indemnify, defend and hold harmless Service Provider, its Affiliates, and its and their officers, directors, employees and agents (“Service Provider Indemnitees”) from and against any loss, expense, cost (including reasonable attorneys’ fees), liability, damage, or claim by a third party (collectively, “Claims”) made against Service Provider Indemnitees to the extent arising in connection with BMS’s (including, without limitation, any of its or its Affiliates and its and their officers, directors, employees, agents: (a) manufacturing of the Products; (b) any recall, quarantine, warning, or withdrawal of any Products; (c) the use by any third party of any Product; (d) negligence or willful misconduct; (e) infringement of any third party intellectual property; (f) breach of any representation or warranties made under this Agreement; or (g) employment related claims made by any employee of BMS.

12.3	EXCEPT FOR DAMAGES THAT ARISE FROM A BREACH OF CONFIDENTIALITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FOR WHICH A PARTY HAS AN OBLIGATON TO INDEMNIFY, DEFEND OR HOLD HARMLESS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, COLLATERAL, INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE USE OF THE DELIVERABLES PROVIDED HEREUNDER, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES THAT ARISE FROM A BREACH OF CONFIDENTIALITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FOR WHICH A PARTY HAS AN OBLIGATON TO INDEMNIFY, DEFEND OR HOLD HARMLESS, IN NO EVENT SHALL SERVICE PROVIDER’S AGGREGATE LIABILITY FROM ANY WARRANTY, OR OTHER OBLIGATION ARISING OUT OF OR UNDER THIS AGREEMENT, OF ANY USE OF ANY OF THE DELIVERABLE OR SERVICES PROVIDED HEREUNDER, EXCEED FIVE TIMES THE TOTAL FEES AND/OR OTHER AMOUNTS PAID BY BMS TO SERVICE PROVIDER FOR THE APPLICABLE SERVICE.
12.4	Notwithstanding the foregoing, the indemnifying party shall have no indemnity obligations, duties, or liability under this Section or this Agreement unless the indemnified party: (i) delivers prompt written notice of any claim made; (ii) tenders and provides to the indemnifying party, the opportunity to control the defense of any such action, and take over, negotiate any settlement, settle, or defend any claim through counsel of indemnifying party’s choice and under and in indemnifying party’s sole direction; and (iii) fully cooperates with indemnifying party in the defense of any such action and makes available to indemnifying party all information, materials, witnesses, defenses, and the like, against any such claim known to or available to the indemnified party.

12.5	Service Provider’s indemnity obligations, duty and liability that apply to intellectual property shall not apply to or for any claim of infringement, liability, damages, costs, expenses, or the like, based on and/or relating to any claims arising out of: (i) any modification(s) of any of the deliverables and/or Services made by BMS, BMS’ Affiliates, agents or Collaboration Partners (and its agents and affiliates); (ii) any manufacture, use, offer for sale, sale, importation and/or exportation of any of the deliverables in combination with any products, software, equipment, information, materials, systems, methods, processes, apparatus, data, steps, or other material or information not specifically furnished and provided by Service Provider for use on and in connection with the deliverables and Services; (iii) any use of any of the deliverables and/or Services by any person or entity other than BMS, BMS’ Affiliates, Collaboration Partners (and its affiliates) and its and their agents who perform services to them; (iv) any use of the deliverables in a manner or for an application that is not a lawful business purposes or reasonably contemplated by the Agreement.
13	Business Conduct and Ethics
13.1	BMS takes seriously its compliance and ethics responsibilities and seeks to do business only with third parties who share high standards of ethical behavior. To that end, BMS has adopted Standards of Business Conduct and Ethics for Third Parties (3P Standards). BMS encourages Service Provider to comply with the elements of the 3P Standards that apply to Service Provider. The 3P Standards are available at http://www.bms.com/ourcompany/compllance ethics/Pages/default.aspx.
14	Notices
14.1	Any notices must be in writing and will be deemed effective when (a) delivered personally; or (b) delivered by reputable overnight courier with proof of delivery to the party and address set forth below or such other address(es) of which such party shall have given written notice.

For BMS:

Vice President and Associate General Counsel, Transactions
Contracts Center of Excellence
Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000

For Accredo Health Group, inc.:

Express Scripts, Inc.
c/o Accredo Health Group, Inc.
One Express Way
St, Louis, MO 63121
Attn: Legal Department

With Copy to:

Accredo Health Group, Inc.

6272 Lee Vista Blvd.
Orlando, FL 32822
Attn: Contracting Department

15	Miscellaneous
15.1	Survival. The provisions of sections 2.3, 5.2, 5.3, 6, 7, 8, 9, 10, 11, 12, 14 and 15 shall survive expiration or termination of this Agreement.
15.2	No Waiver. No breach of any provision of this Agreement will be waived except with the express written consent of the party not in breach.
15.3	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid, illegal or unenforceable term or provision of this Agreement shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties.
15.4	Entire Agreement. This Agreement and any attachments hereto set out the entire agreement of the parties and supersedes all prior agreements and understandings relating to its subject matter. This Agreement and any attachments hereto may not be altered, modified, or waived in whole or in part, except in writing signed by both parties.
15.5	Governing Law. This Agreement and any claim, controversy or dispute related to this Agreement or the relationship of the parties, will be governed by the laws of the State of New Jersey and shall be construed and governed by laws of that State without regard to the provisions governing conflict of laws.
15.6	Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party which consent will not be unreasonably withheld or delayed; provided, however, that either party may assign its rights and/or delegate its duties, without the consent of the other, to an Affiliate or to a purchaser of all or substantially all of its assets or stock without the prior written consent of the other party; and in the case of BMS, BMS may assign that portion of the Agreement (or the entire Agreement, if applicable), including all relevant SOWs related to a Collaboration Product to the applicable Collaboration Partner without the consent of Service Provider. Any unauthorized, attempted assignment by either party shall be null and void.
15.7	Force Majeure. Notwithstanding anything to the contrary herein, neither Party shall be liable in any manner for any delay to perform its obligations hereunder which are beyond a Party’s reasonable control, including, without limitation, any delay or failure due to strikes, labor disputes, riots, earthquakes, storms, hurricanes, floods or other extreme weather conditions, fire, explosions, acts of God, embargoes, war or other outbreak of hostilities, government acts or regulations, necessary to enable a Party to perform its obligations hereunder. In any such circumstance, the Party unable to perform its obligations shall notify the other Party of such circumstance, and said other Party shall have the right to terminate this Agreement immediately upon provision of written notice if the Party of the first part continues to be unable to perform its obligations hereunder for a period of thirty (30) days.

15.8	Equal Employment Opportunity. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4 (women and minorities), 41 C.F.R. Part 60-300-5 (covered veterans) and 41 C.F.R. Part 60-741.5 (individuals with disabilities) are hereby incorporated by reference into this Agreement.

15.9	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of such counterparts shall together constitute one and the same Agreement.

In order to demonstrate their agreement, the parties have executed this Agreement as of the Effective Date.

Bristol-Myers Squibb Company		Accredo Health Group, Inc.

By:	/s/ Cheryl L. Fassak	By:	/s/ Bill Martin

Name:	Cheryl L. Fassak	Name:	Bill Martin

Title:	Executive Director, Diabetes	Title:	VP

Date:	12/7/2013	Date:	12/4/13

ATTACHMENT - PERSONAL DATA

ADDITIONAL TERMS AND CONDITIONS FOR THE COLLECTION, USE, DISCLOSURE, RETENTION OR
PROCESSING OF PERSONAL DATA

With regard to the Agreement, Service Provider may gain access to “Personal Data,” which shall mean any information which identifies or is capable of identifying a living individual, or as otherwise defined as “Personal Data” by applicable laws, including, without limitation, information relating to BMS or BMS’ customers, consumers, patients, employees, personnel, shareholders, physicians, suppliers, consultants and competitors, whether verbal or recorded in any form or medium, disclosed to Service Provider, or collected by Service Provider on BMS’ behalf in order to provide the Services, including, without limitation, (a) an individual’s name, address, phone number, e-mail address, Social Security number or other country identifier, driver’s license number, bank account information, or credit card information; and (b) all information, data and materials, including without limitation, demographic, medical and financial information, that relate to (i) the past, present, or future physical or mental health or condition of an individual; (ii) the provision of health care to an individual; or (iii) the past, present, or future payment for the provision of health care to an individual.

Service Provider agrees that, in the event any of the Services that Service Provider provides to BMS related to Personal Data are subcontracted out to a third-party subcontractor, Service Provider shall obtain a written certification from said third-party subcontractor that it agrees to comply with each and every provision of this Attachment. Service Provider shall provide a copy of the written certification to BMS.

Collection, use, disclosure, retention and other processing of Personal Data may be regulated by certain privacy and data security laws.

When collecting, using, disclosing, retaining or otherwise processing Personal Data pursuant to the Agreement, Service Provider agrees to comply with all applicable privacy and data security laws, rules and regulations in those respective jurisdictions where Service Provider provides the Services and/or collect, use, disclose or otherwise process Personal Data pursuant to the Agreement. For purposes of this Attachment, applicable privacy and data security laws, rules, and regulations include, but are not limited to, any law related to the transmission, communication or storage of Personal Data via mail, telephone, computer, wireless technology, facsimile, or other such means.

Service Provider acknowledges and agrees that, as required and as appropriate under applicable laws, Service Provider will furnish notices to and/or obtain the prior and freely given, specific and informed consents of the individuals to whom the Personal Data relate to collect, use, disclose, retain or otherwise process such data in order to provide the Services.

Without limiting the foregoing and in addition to any other obligations under the Agreement, Service Provider further agrees as follows:

a.	Service Provider agrees to collect, use, disclose, retain and otherwise process Personal Data solely as required by the Agreement and limited to that which is necessary for the purpose of performing Service Provider’s obligations under the Agreement, or as permissible under applicable laws;
b.	Access to data: only authorized persons should have access to the Personal Data; Service Provider shall restrict such access to only those of its employees and subcontractors who have a specific, identifiable need for access to the Data in order to perform activities authorized and contemplated by the Agreement.

c.	Service Provider shall notify BMS of any request for disclosure of the Personal Data by a law enforcement authority, unless such disclosure is otherwise prohibited.
d.	Service Provider shall not disclose Personal Data without prior approval by BMS other than as permitted by law.
e.	Obligations to cooperate: Service Provider commits to cooperate with regard to BMS’ right to monitor processing operations, facilitate the exercise of data subjects’ rights to access/correct/erase their data, where applicable.

When collecting, using, disclosing, retaining or otherwise handling Personal Data for or on behalf of BMS, Service Provider will comply with BMS’s privacy policy and any other policies related to the protection of Personal Data confidentiality and security, as directed by BMS, so long as such policies comply with applicable law.

Any and all consents collected by Service Provider from individuals on behalf of BMS relating to collection, use, disclosure, retention and other processing of the individual’s Personal Data must be retained by Service Provider in compliance with applicable data retention policies and as requested by BMS. This data retention requirement shall survive termination or expiration of the Agreement.

Service Provider agrees to establish commercially adequate controls to prevent unauthorized access, use or disclosure of Personal Data. Service Provider will implement all safeguards that reasonably and appropriately protect the confidentiality, integrity, and security of Personal Data. Such safeguards shall include the encryption of sensitive Personal Data that includes United States Social Security numbers (or the comparable identifiers in other countries), driver’s license numbers, medical information (including all Personal Data pertaining to an individual’s health or the provision of or payment for the individual’s health care), bank account numbers and/or credit card information. Service Provider agrees to provide BMS and/or its representatives with a right to audit, at BMS’ discretion, but no more than once per year and only after giving Service Provider thirty (30) business days prior written notice, accompanied by a detailed scope, that includes the scope of the audit, Service Provider’s business policies, processes, books, records, and practices relating to collection, use, disclosure, retention and other processing of Personal Data. BMS shall be responsible for BMS’ costs associated with the audit. In no event shall BMS be responsible for paying any of Service Provider’s fees and expenses associated with the audit. If a designated agent of the Manufacturer conducts the audit, the designated agent shall enter into a confidentiality agreement with Service Provider. Audits during the months of December and January are limited to regulatory needs, which may include request by the FDA, “for cause” audits, or “breach of contract” audits.

Duty of cooperation with law enforcement authorities: Parties agree to cooperate with law enforcement authorities, especially in case of requests for information or during inspections.

Data portability: At any time, upon BMS request, Service Provider and subcontractors will provide BMS with a copy of all Personal Data in the same format as the one used by BMS to transfer the Personal Data to Service Provider, or in another structured and usual format, if permissible under HIPAA and other applicable privacy laws.

Traceability: Service Provider will keep, at BMS’s disposal, connection logs of processing operations performed by the provider and its subcontractors authorized personnel, for a period of 6 months.

Business continuity: Service Provider commits to implement necessary measures to ensure availability and integrity of Personal Data processed during the performance of the Agreement.

Upon expiration or termination of the Agreement, or at any time upon request of BMS, Service Provider shall return to BMS and/or destroy or otherwise handle as required by applicable law all Personal Data held in any form or medium whatsoever, collected or received from or on behalf of BMS. Service Provider shall promptly send BMS a written certification acknowledging that all Personal Data has been returned and/or destroyed or otherwise handle as required by applicable law. In the event that it is infeasible to return or destroy any Personal Data, Service Provider shall accord to such Data all the protections required by this Attachment regardless of the expiration or termination of the Agreement, for so long as Service Provider maintains the Personal Data.

Any collection, use, disclosure, retention and other handling of Personal Data other than as contemplated by this Attachment, permissible by law, and the Agreement will be deemed a material breach of the Agreement and subject to the applicable provisions of the Agreement related to a material breach; and

Service Provider agrees to work in good faith to mutually amend this Attachment at any time as requested by BMS in order to comply with any applicable law relating to privacy and data security in those respective jurisdictions where Service Provider provides services and/or collect, use, disclose or otherwise process Personal Data pursuant to the Agreement.

ATTACHMENT
AUDIT

Service Provider shall:

1.	maintain during the term of this Agreement and for the period of six years thereafter sufficient documentation necessary to demonstrate compliance with the requirements of this Agreement;

2.	allow BMS (or its designee), upon [***] written notice, accompanied by a detailed scope, to validate Service Provider’s compliance with this Agreement during the term of this Agreement and for the period of two years thereafter, via an audit of Service Provider’s and Service Provider’s agents’ and subcontractors’ documents, procedures, systems and facilities and interviews with people under their control; any such audit to be conducted not more than once per calendar year, except (A) in the event of an audit based on BMS’ reasonable belief that a violation has occurred; (B) for audits related to quality control standards, for which no maximum number shall apply; and (C) to confirm resolution of adverse findings from a prior audit. If a third party is used to conduct any audit, such third-party with sign a confidentiality agreement with the audited party. Audits during the months of December and January are limited to regulatory needs, which may include request by the FDA, “for cause” audits, or “breach of contract” audits. Each such audit shall be subject to, and wholly covered by, the mutual confidentiality protections of this Agreement;

3.	bear the expense, up to $[***], of any such audit if the audit reveals that Service Provider (or any agent or subcontractor of Service Provider) materially violated this Agreement, which caused damage to BMS. If the costs of such audit exceeded $[***], both parties will discuss and mutually agree on the allocation of any such costs in excess of $[***];

4.	with regard to audits that reveal a compliance with law or breach of compliance related provision of the Agreement, bear the expense up to $[***], of any such audit if the audit reveals that Service Provider (or any agent or subcontractor of Service Provider) materially violated this Agreement, which caused damage to BMS. If the costs of such audit exceeded $[***], both parties will discuss and mutually agree on the allocation of any such costs in excess of $[***];

5.	promptly reimburse BMS the amount of any overcharge revealed by any such audit;

6.	be responsible for the cost of correcting any deficiencies revealed by any such audit, unless the parties otherwise agree, in writing;

7.	notify BMS promptly after Service Provider’s receipt of notice of any proposed inspection by a government or regulatory authority that relates to this Agreement or the transactions contemplated by it; and

8.	notify BMS promptly after Service Provider’s self-identification of any material violation of this Agreement and/or any failure to comply with any laws applicable to this Agreement or the transactions contemplated by this Agreement by Service Provider or any of its agents or subcontractors.

ATTACHMENT
INSURANCE

1	Service Provider shall, throughout the term of the Agreement maintain in full force and effect from a third party that is rated “A” or “A-” in Best’s Insurance Guide, or otherwise acceptable to BMS, the insurance coverages for Service Provider’s operations, as set forth below.

2	Service Provider agrees to maintain a policy of workers’ compensation insurance (as required by the applicable state statute) on its employees. Such policy shall provide statutory limits and contain Employer’s Liability coverage in an amount not less than $[***] per occurrence.

In addition, Service Provider agrees to maintain throughout term of the Agreement, the following insurance coverage for its operations worldwide:

Type of Coverage Amount	Amount
Automobile liability covering all vehicles owned non-owned, hired and leased	Not less than $[***] per claim (combined single limit for bodily injury and property damage)
Commercial general liability insuring against bodily injury, property damage, contractors’ completed operations, and contractual liability (including covering Service Provider’s indemnification obligations contained herein)	A combined single limit of not less than $[***] per claim
Professional liability and errors and omissions insurance	Not less than $[***] per claim

3	Service Provider may comply with the above insurance requirements through the combined purchase of primary, excess, or umbrellas policies. Service Provider shall furnish BMS with certificates of insurance evidencing the above coverages (including the effective and expiration dates of policies) and any exclusions to policies that are not part of the standard form and Service Provider will provide at least thirty (30) days prior written notice to BMS of cancellation or material modification. Insurance carried on claims made basis shall be carried for a sufficient period of at least five (5) years after termination of services under this Agreement or any amendment thereof.

4	The insurance coverage shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by BMS with respect to Service Provider’s indemnification obligations contained herein.

5	Service Provider shall require each of Service Provider’s agents or subcontractors to comply with this Attachment as applicable to the services provided by such agent or subcontractor (as if each reference to “Service Provider” in this Attachment was a reference to such subcontractor).

6	For the avoidance of doubt, any policy amounts or limitations shall not in any event be construed as limitations or expansions on Service Provider’s liability under the Agreement.

7	The professional liability and errors and omissions insurance coverage carried by Service Provider shall include coverage against any malpractice or other claims brought in connection with Services provided by pharmacists, nurses, or other healthcare providers under this Agreement.

ATTACHMENT - DATA LICENSE AND ANALYTICS

ADDITIONAL TERMS AND CONDITIONS FOR DATA LICENSE AND ANALYTICS AND RELATED SERVICES

IN THE EVENT OF A CONFLICT BETWEEN THE AGREEMENT AND THIS ATTACHMENT, THIS ATTACHMENT SHALL GOVERN BUT SOLELY WITH REGARD TO DATA LICENSE AND ANALYTICS AND RELATED SERVICES. IN ALL OTHER CASES, THE AGREEMENT SHALL CONTROL OVER THIS ATTACHMENT.

WITHOUT LIMITING, AND IN ADDITION TO THE TERMS AND CONDITIONS OF THE AGREEMENT, THE FOLLOWING SHALL ALSO APPLY TO DATA LICENSE AND ANALYTICS AND RELATED SERVICES:

1	Licensed Material and Services

1.1	Service Provider owns or controls certain data or other materials (the “Licensed Material”) and agrees to license such Licensed Material to BMS pursuant to the terms of this Agreement.

1.2	Licensed Material shall be identified in one or more Purchase Order(s) (“PO(s)”) or SOWs. Each PO or SOW shall identify the following:

1.2 (a)	Name/Title of the Licensed Material

1.2 (b)	Duration of license to the Licensed Material

1.2 (c)	Format of delivery of Licensed Material

1.2 (d)	Schedule of delivery of Licensed Material

1.2 (e)	License restrictions to the use of Licensed Materials

1.2 (f)	Fee for Licensed Materials

1.3	Service Provider hereby grants BMS a license to the Licensed Material identified on each PO and SOW subject to this Agreement.

1.4	Notwithstanding anything to the contrary in Section 1.2(e) or a PO or SOW, the scope of the license that Service Provider grants to BMS shall include BMS’ Affiliates and BMS’ and its Affiliates’ agents who perform services to them for all Licensed Material.

1.5	Notwithstanding anything to the contrary in Section 1.2(e) or a PO or SOW, the geographic region of the license that Service Provider grants to BMS shall be worldwide, subject to applicable export law.

1.6	Section 1.4 and Section 1.5 are conditioned on BMS’ Affiliates and BMS’ and its Affiliates’ agents who perform services to them being subject to obligations of confidentiality, non-use and scope of license grant at least as restrictive as those contained herein.

1.7	Section 1.4 and Section 1.5 are conditioned on BMS remaining liable for any breach of this Agreement by BMS’ Affiliates and/or BMS’ and/or its Affiliates’ agents.

2	Termination

2.1	Upon termination of the Agreement, PO, or SOW, BMS is only obligated to pay for (a) Services actually and property performed and Reimbursable Expenses actually incurred or that are non-cancellable as of the termination or expiration date; and (b) pro rata adjusted fees for Licensed Materials actually received.

3	Intellectual Property

3.1	Licensed Materials licensed hereunder are the property of Service Provider and are protected by copyright, trademark, and other intellectual property laws.

4	Software

4.1	In the event any software is required to access the Licensed Material (the “Software”), Service Provider hereby grants BMS and its Affiliates and BMS’ and its Affiliates’ agents who perform services to them a non-exclusive, royalty free, worldwide license to access and use the Software for such term as is required to give effect to any license granted hereunder.

5	Representations and Warranties

5.1	All Licensed Material, the Software (if any) and materials and systems used in connection with the Services do not infringe the intellectual property rights of any third party.

5.2	Service Provider represents and warrants that (i) it has all necessary rights, title, licenses, certifications, registrations, permissions, and approvals required by law to grant the rights and licenses to the Licensed Material and the Software (if any), granted under this Agreement, and (ii) with regard to all Licensed Material and the Software (if any), Service Provider has not received actual or constructive notice that Service Provider may be infringing the copyright, patent, trademark, trade secret, or other intellectual property or other proprietary rights of any third party.

6	Collaborations and Collaboration Products

6.1	Service Provider agrees that with regard to Services related to a Collaboration Product, the rights to use any data, software or other materials that are licensed, shall apply to both BMS and the applicable Collaboration Partner for the particular Collaboration Product only.

7	Releases

7.1	Any materials furnished by Service Provider in performance of Services that are subject to the rights of third parties will be specifically identified to BMS in writing. Service Provider will obtain (and deliver to BMS upon request) releases for all names, photographs, illustrations, testimonials and any and all other materials used in such materials. All such releases will run directly to BMS.

ATTACHMENT - BENEFITS INVESTIGATION AND REIMBURSEMENT SUPPORT

ADDITIONAL TERMS AND CONDITIONS FOR BENEFITS INVESTIGATION AND REIMBURSEMENT SUPPORT SERVICES

IN THE EVENT OF A CONFLICT BETWEEN THE AGREEMENT AND THIS ATTACHMENT, THIS ATTACHMENT SHALL GOVERN BUT SOLELY WITH REGARD TO BENEFITS INVESTIGATION AND REIMBURSEMENT SUPPORT SERVICES. IN ALL OTHER CASES, THE AGREEMENT SHALL CONTROL OVER THIS ATTACHMENT.

WITHOUT LIMITING, AND IN ADDITION TO THE TERMS AND CONDITIONS OF THE AGREEMENT, THE FOLLOWING SHALL ALSO APPLY TO BENEFITS INVESTIGATION AND REIMBURSEMENT SUPPORT SERVICES:

1.	BMS may choose to engage Service Provider to perform certain benefits investigation and/or reimbursement support services related to Products that are incremental to the services that Service Provider typically performs for patients. Any such services shall be described in one or more SOWs.

2.	In no event shall Service Provider perform, nor shall BMS provide any compensation for, the following activities:

2.1.	reviewing, preparing, drafting, completing, submitting, or assisting any healthcare professional or patient with the preparation or drafting of, any claims, prior authorization forms, medical exception documents, or appeals documents; and

2.2.	contacting an insurer regarding a particular claim, requesting prior authorization or medical exception once such claim or request is submitted, or negotiating with the insurer in an attempt to secure prior authorization or medical exception approval, or payment of a claim or an appeal of a denied claim.

3.	Service Provider represents and warrants that:

3.1.	It shall perform any benefits investigation and/or reimbursement support services that are the subject of an SOW in a professional, careful and diligent manner and in accordance with the best practices in the specialty pharmacy industry;

3.2.	It shall not perform any benefits investigation and/or reimbursement support services with respect to any patient unless Service Provider has received a written prescription from that patient’s prescribing physician; and

3.3.	It shall not offer patients or healthcare professionals any reimbursement guarantees with respect to any Product.

4.	The parties mutually represent and warrant that:

4.1.	Any benefits investigation and/or reimbursement support services that are the subject of an SOW shall not (a) be intended to serve, either directly or indirectly, as a means for marketing any Product; (b) be intended to diminish the objectivity or professional judgment of a patient’s prescribing physician; and (c) involve the counseling or promotion of any off-label use of BMS’ products; and

4.2.	Any fees for services related to benefits investigation and/or reimbursement support services that are the subject of an SOW shall: (a) represent fair market value for such services, based on arms-length negotiations; (b) not be intended in any way as remuneration for referrals or for other business generated; and (c) not be intended in any way as a payment related to a drug formulary or drug formulary activities and shall not have been negotiated or discussed between the parties in connection with any such drug formulary or formulary activities.

ATTACHMENT - COMPLIANCE, PERSISTENCY AND ADHERENCE

ADDITIONAL TERMS AND CONDITIONS FOR COMPLIANCE, PERSISTENCY AND ADHERENCE PROGRAM SERVICES

IN THE EVENT OF A CONFLICT BETWEEN THE AGREEMENT AND THIS ATTACHMENT, THIS ATTACHMENT SHALL GOVERN BUT SOLELY WITH REGARD TO COMPLIANCE, PERSISTENCY AND ADHERENCE PROGRAM SERVICES. IN ALL OTHER CASES, THE AGREEMENT SHALL CONTROL OVER THIS ATTACHMENT.

WITHOUT LIMITING, AND IN ADDITION TO THE TERMS AND CONDITIONS OF THE AGREEMENT, THE FOLLOWING SHALL ALSO APPLY TO COMPLIANCE, PERSISTENCY AND ADHERENCE PROGRAM SERVICES:

1.	BMS may choose to engage Service Provider to perform certain compliance, persistency and/or adherence program services related to Products, for patients who have been prescribed Products within FDA approved indications that are incremental to the services that Service Provider typically performs for patients. Any such services shall be described in one or more SOWs.

2.	Service Provider represents and warrants that:

2.1.	It shall perform any compliance, persistency and/or adherence program services that are the subject of an SOW in a professional, careful and diligent manner and in accordance with the best practices in the specialty pharmacy industry;

2.2.	It shall not perform any compliance, persistency and/or adherence program services with respect to any patient unless Service Provider has (a) received a written prescription from that patient’s prescriber, and (b) disclosed to the patient that BMS is providing financial support for the compliance, persistency and/or adherence program services;

2.3.	It shall not seek reimbursement from or file any claim with any third party (including, without limitation, any government entity or program, any patient, or any third-party payor) with respect to any compliance, persistency and/or adherence program services;

2.4.	It shall not develop, use or distribute any materials regarding BMS, or its Affiliates or Collaboration Partners, or any Product without BMS’ prior written approval. All materials that Service Provider develops with BMS’ written approval must contain a clear and conspicuous statement disclosing that BMS is providing financial support to Service Provider to perform the compliance, persistency and/or adherence program services; and

2.5.	It shall not implement any intervention technique, counsel or encourage any patient, physician, or any other healthcare professional to use or prescribe a Product over any other pharmaceutical product in its therapeutic class.

3.	The parties mutually represent and warrant that:

3.1.	Any compliance, persistency and/or adherence programs that are the subject of an SOW shall not (a) be intended to serve, either directly or indirectly, as a means for marketing any Product; (b) be intended to diminish the objectivity or professional judgment of a patient’s prescribing physician; and (c) involve the counseling or promotion of any off-label use of BMS’ products; and

3.2.	Any fees for services related to compliance, persistency and/or adherence programs that are the subject of an SOW shall: (a) represent fair market value for such services, based on arms-length negotiations; (b) not be intended in any way as remuneration for referrals or for other business generated; and (c) not be intended in any way as a payment related to a drug formulary or drug formulary activities and shall not have been negotiated or discussed between the parties in connection with any such drug formulary or formulary activities.